Exhibit 99.4

EXHIBIT B

TO BOARD OF DIRECTORS RESOLUTION ADOPTED

BY BOARD OF DIRECTORS OF CHAMPION INDUSTRIES, INC.

ON JANUARY 18, 2015 AUTHORIZING 1:200 REVERSE

STOCK SPLIT AND RELATED TRANSACTIONS

[PART TWO - SHOWING FORM OF ARTICLES OF AMENDMENT

FOR BOTH 1:200 REVERSE STOCK SPLIT AMENDMENT

AND THE PREFERRED SHARES AMENDMENT]

FORM OF

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF CHAMPION INDUSTRIES, INC.

[ASSUMING SHAREHOLDERS APPROVE BOTH 1:200 REVERSE STOCK SPLIT AMENDMENT AND THE PREFERRED SHARES AMENDMENT]

Pursuant to the provisions of Section 31D-10-1003 of the West Virginia Business Corporation Act, the undersigned corporation adopts the following ARTICLES OF AMENDMENT to its Articles of Incorporation:

1.  The name of the corporation is Champion Industries, Inc.

2.  The following Amendment of the Articles of Incorporation, which amends Article 7 in its entirety, was duly adopted and approved by the shareholders of the corporation entitled to vote thereon (that is, the Class A Common Stock of the corporation, which is the only class of voting common stock under the corporation’s Articles of Incorporation), at [the annual] [ OR] [a special] meeting held on [March 21, 2016,] [OR] [date of special meeting, if applicable], in the manner prescribed by the West Virginia Business Corporation Act:

a.  Article 7 of the Articles of Incorporation is hereby amended to read as follows:

7(a).           The aggregate number of shares which the corporation shall have authority to issue is 127,500 shares, to be divided into 2,500 Preferred Series A shares of the par value of $1,000.00 each; 100,000 Class A common shares of the par value of $1.00 each; and 25,000 shares of Class B common shares of the par value of $1.00 each.  This number of shares of each class of common shares reflects the 1:200 reverse stock split approved by the holders of Class A common shares, effective as of 5:00 P.M. Eastern time on the date the Articles of Amendment were filed with the West Virginia Secretary of State to amend this Article 7 to reflect such reverse stock split.  In connection with such reverse stock split, the corporation shall not issue any fractional shares.  In lieu of any fractional share interest resulting from such split, the corporation shall pay a price per pre-split share as shall have been determined by the board of directors of the corporation prior to the filing of articles of amendment to the corporation’s articles of incorporation to effectuate such 1:200 reverse stock split.  The Preferred Series A shares shall have the rights, privileges and limitations as are set forth in subsection 7(e) below.  The relative rights, privileges and limitations of the Class A common shares and the Class B common shares shall be in all respects identical, share for share, except that the voting power for the election of directors and for all other voting purposes shall be vested exclusively in the holders of the Class A common shares and, except as otherwise required by law, the holders of Class B common shares shall not have any voting power or be entitled to receive any notice of meetings of shareholders.  The number of shares of either class of shares that are covered by Warrants issued and outstanding prior to such amendment of this Article 7 to reflect said reverse stock split, shall be adjusted to reflect the post-split number of shares covered by such Warrant so as to reflect such reverse stock split and to carry out the original economic substance and intent of the Warrants.

7(b) Notwithstanding the foregoing, any Class A common shares held (whether by conversion, direct or indirect purchase, or otherwise) by any shareholder whose ownership of Class A common shares is subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, may be tendered to the corporation with a request that they be redeemed and converted, on a share for share basis, for certificate(s) representing Class B common shares and such shares shall be redeemed and converted upon the corporation’s issuance of certificates for Class B common shares.

7(c)  Any share of Class B common shares that is transferred to a holder who is not subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, shall automatically, upon tender to the corporation, be redeemed and converted by the corporation into a share of Class A common shares.

7(d)  Any conversion of Class A or Class B common shares pursuant to 7(b) or 7(c) hereof shall be made for no additional consideration.

7(e)  Preferred Series A shares shall be non-voting shares.  The voting power for the election of directors and for all other voting purposes shall be vested exclusively in the holders of the Class A common shares and, except as otherwise required by law, the holders of Preferred Series A shares shall not have any voting power or be entitled to receive any notice of meetings of shareholders.  The Preferred Series A shares are being issued in consideration of the conversion by a stockholder of $2,500,000.00 principal amount of debt owed to such shareholder by the corporation, and shall be issued on the conversion date upon surrender and cancellation of such debt by such stockholder (the “Conversion Date”).  Preferred Series A shares shall be entitled to a preference in the event of liquidation as to proceeds thereof, over the common shares.  Preferred Series A shares shall be entitled to a contingent dividend (as described in this subsection 7(e), below) and a preference as to dividends, and no dividends shall be paid by the corporation to any holders of any class of common shares unless and until such dividends as are required by this subsection 7(e) have been declared and paid to the holders of Preferred Series A shares.  Preferred Series A shares shall be entitled to receive a dividend, at the rate of six percent (6.00%) per annum on the par value thereof, to be paid in the first quarter of the next ensuing fiscal year, following any fiscal year in which the net income of the corporation after taxes is at least $1,000,000.00 or greater; provided, however, that no dividend shall be paid on Preferred Series A shares, and such shares shall have a zero percent (0.00%) dividend rate, unless the corporation earned at least $1,000,000.00 in net income after taxes in the prior fiscal year.   On each anniversary of the Conversion Date (each, an “Anniversary Date”), the  corporation shall have the option and right to redeem, in whole or in part, Preferred Series A shares at the redemption price of $1,000 per share (par), at the option of the corporation.  Preferred Series A shares not have a conversion right to convert Preferred Series A shares to any class of common shares.

Dated:  [March 21, 2016]                                                                           CHAMPION INDUSTRIES, INC.

By:__________________________

Marshall T. Reynolds
Chairman of the Board of Directors

This instrument prepared by:

ROGER D. HUNTER, ESQ.
BOWLES RICE LLP
600 QUARRIER STREET
CHARLESTON, WV 25301
304.347.1101